Exhibit 28(j)(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 25, 2011 and March 30, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 and January 31, 2011 Annual Reports to Shareholders of SunAmerica Series Trust, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Houston, Texas
April 20, 2011